Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 11, 1999 (except with respect to the matter discussed in the last paragraph of Note 7, as to which the date is June 22,
1999) on the financial statements of the Paragon Retirement Investment Savings Management Plan, included in the Paragon Retirement Investment Savings Management Plan annual report on Form 11-K for the year ended December 31, 1998, into the Company's previously filed Registration Statement File No. 33-73726 on Form S-8.



/s/ Arthur Andersen LLP

Atlanta, Georgia
June 24, 1999



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